Exhibit 99.1

Viatris Appoints Rogerio Vivaldi Coelho, M.D., to Board of Directors

Pittsburgh – June 3, 2024 – Viatris Inc. (NASDAQ: VTRS), a global healthcare company, today announced that as part of its ongoing Board refreshment efforts, Rogerio Vivaldi Coelho, M.D., has been appointed as the newest member of its Board of Directors. Dr. Vivaldi will serve as a member of the recently reestablished Science and Technology Committee of the Board of Directors.

“We are pleased to welcome Dr. Vivaldi to our Board of Directors,” said Melina Higgins, Chair of the Board, Viatris. “We believe his proven expertise and long track record of success will enhance the efforts of the Board across a range of areas, in particular with regards to our Science and Technology Committee. We expect his insights to be greatly beneficial to the Company’s growth strategy as we further invest in our pipeline by adding highly innovative products with meaningful patient impact.”

Dr. Vivaldi is the former President and Chief Executive Officer of Sigilon Therapeutics, Inc., a diabetes cell therapy company, where he also served as a member of the company’s board of directors from 2018 until its acquisition by Eli Lilly and Company in 2023. Prior to joining Sigilon, Dr. Vivaldi served as Executive Vice President and Chief Global Therapeutics Officer at Bioverativ Inc., Chief Commercial Officer at Spark Therapeutics, and as Chief Executive Officer of Minerva Neurosciences, Inc. Earlier in his career, Dr. Vivaldi led Genzyme Corporation’s rare disease business as President of both the rare disease business and the renal & endocrine group and served as Senior Vice President and General Manager of Genzyme’s Latin America Group. During his tenure at Genzyme, he led the successful approval of more than 15 orphan products in more than 20 countries.

Dr. Vivaldi received a medical degree from the Universidade do Rio de Janeiro after which he completed a residency in endocrinology at the Universidade do Estado do Rio de Janeiro and a fellowship at Mount Sinai Hospital Center in New York in the department of genetics, focusing on Gaucher disease. In addition, Dr. Vivaldi holds an M.B.A. from COPPEAD, Universidade Federal do Rio de Janeiro.

“We are thrilled to have Dr. Vivaldi as a member of our Board,” said Scott A. Smith, Chief Executive Officer, Viatris. “He is an industry leader with an excellent track record of leading the successful approval and launch of numerous innovative medicines for rare and orphan diseases and positioning global franchises for growth. I look forward to his contributions as we continue to lead the company into what we believe is an exciting future ahead.”

Dr. Vivaldi commented, “I am excited to join Viatris, a company with the scale and scope to reach more than 1 billion patients each year and a clear strategy to increase the level of innovation across its pipeline as it seeks to further expand the patient impact and value the Company can deliver. Viatris’ bold vision of providing access to high-quality medicines to patients globally, regardless of geography, deeply resonates with me as my entire career has been focused on pursuing this same goal. It is an honor to join the Viatris Board and I look forward to working alongside my fellow Directors and with the Executive Leadership Team as the company continues to build upon its very strong foundation.”

About Viatris

Viatris Inc. (NASDAQ: VTRS) is a global healthcare company uniquely positioned to bridge the traditional divide between generics and brands, combining the best of both to more holistically address healthcare needs globally. With a mission to empower people worldwide to live healthier at every stage of life, we provide access at scale, currently supplying high-quality medicines to approximately 1 billion patients around the world annually and touching all of life’s moments, from birth to the end of life, acute conditions to chronic diseases. With our exceptionally extensive and diverse portfolio of medicines, a one-of-a-kind global supply chain designed to reach more people when and where they need them, and the scientific expertise to address some of the world’s most enduring health challenges, access takes on deep meaning at Viatris. We are headquartered in the U.S., with global centers in Pittsburgh, Shanghai and Hyderabad, India. Learn more at viatris.com and investor.viatris.com, and connect with us on LinkedIn, Instagram, YouTube and X (formerly Twitter).

Forward Looking Statements

This press release includes statements that constitute “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements may include statements regarding the company’s growth strategy as we further invest in our pipeline by adding highly innovative products with meaningful patient impact, and leading the company into what we believe is an exciting future ahead. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: actions and decisions of healthcare and pharmaceutical regulators; changes in healthcare and pharmaceutical laws and regulations in the U.S. and abroad; any regulatory, legal or other impediments to Viatris’ ability to bring new products to market, including but not limited to “at-risk” launches; Viatris’ or its partners’ ability to develop, manufacture, and commercialize products; the scope, timing and outcome of any ongoing legal proceedings, and the impact of any such proceedings; the possibility that Viatris may be unable to realize the intended benefits of, or achieve the intended goals or outlooks with respect to, its strategic initiatives; the possibility that Viatris may be unable to achieve intended or expected benefits, goals, outlooks, synergies, growth opportunities and operating efficiencies in connection with divestitures, acquisitions, other transactions or restructuring programs, within the expected timeframes or at all; goodwill or impairment charges or other losses related to the divestiture or sale of businesses or assets; Viatris’ failure to achieve expected or targeted future financial and operating performance and results; the potential impact of public health outbreaks, epidemics and pandemics; any significant breach of data security or data privacy or disruptions to our information technology systems; risks associated with international operations; the ability to protect intellectual property and preserve intellectual property rights; changes in third-party relationships; the effect of any changes in Viatris’ or its partners’ customer and supplier relationships and customer purchasing patterns; the impacts of competition; changes in the economic and financial conditions of Viatris or its partners; uncertainties and matters beyond the control of management, including general economic conditions, inflation and exchange rates; failure to execute stock repurchases consistent with current expectations; stock price volatility; and the other risks described in Viatris’ filings with the Securities and Exchange Commission (SEC). Viatris routinely uses its website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). Viatris undertakes no obligation to update these statements for revisions or changes after the date of this press release other than as required by law.

Contacts:

MEDIA	INVESTORS
+1.724.514.1968	+1.412.707.2866
Communications@viatris.com	InvestorRelations@viatris.com

Jennifer Mauer	Bill Szablewski
Jennifer.Mauer@viatris.com	William.Szablewski@viatris.com

Matt Klein
Matthew.Klein@viatris.com